                            SCHEDULE 14A INFORMATION
                                   (RULE 14a)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[ ]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12



                              Bob Evans Farms, Inc.
       ------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

       ------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]      No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1)    Title of each class of securities to which transaction applies:

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         (2)    Aggregate number of securities to which transaction applies:

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         (3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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         (4)    Proposed maximum aggregate value of transaction:
                                                                ----------------
         (5)    Total fee paid:
                               -------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)    Amount Previously Paid:
                                       -----------------------------------------
         (2)    Form, Schedule or Registration Statement No.:
                                                             -------------------
         (3)    Filing Party:
                             ---------------------------------------------------
         (4)    Date Filed:
                           -----------------------------------------------------

                                   BOB EVANS
                                    FARMS(R)

                                3776 S. HIGH ST.
                              COLUMBUS, OHIO 43207

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        Monday, Sept. 10, 2001, at 9 a.m.
                                Southern Theatre
                                 21 E. Main St.
                              Columbus, Ohio 43215


                                                               Aug. 6, 2001
To our stockholders:

We are pleased to invite you to the annual meeting of stockholders of Bob Evans Farms, Inc. on Monday, Sept. 10, 2001, 9 a.m., Eastern Daylight Time, at the Southern Theatre at 21 E. Main St. in Columbus, Ohio. Business for the meeting includes:

(1) To elect three directors to serve for terms of three years each.

(2) To consider and vote upon a stockholder proposal to arrange for the prompt sale of the company to the highest bidder.

(3) To consider and vote upon a stockholder proposal to eliminate awards of stock options, bonuses and restricted stock to top executives.

(4) To consider and vote upon a stockholder proposal to declassify the company's board of directors.

(5) To transact other business that may properly come before the meeting.

Juice, coffee and pastries will be available between 8 a.m. and 9 a.m. We hope you will take this opportunity to become acquainted with the officers and directors of your company.

Only stockholders of record at the close of business on July 13, 2001, will be entitled to vote by proxy or in person at the annual meeting. We look forward to seeing you at the meeting.

                                                 Sincerely,



                                                 /s/ Stewart K. Owens

                                                 Stewart K. Owens
                                                 Chairman of the Board and
                                                 Chief Executive Officer

                             BOB EVANS FARMS, INC.
                                3776 S. HIGH ST.
                              COLUMBUS, OHIO 43207

                INFORMATION ABOUT THE PROXY STATEMENT AND VOTING

The board of directors of Bob Evans Farms, Inc. is soliciting your proxy in connection with our 2001 annual meeting of stockholders. This proxy statement summarizes information that you will need in order to vote.

We began mailing this proxy statement and the enclosed proxy card on or about Aug. 6, 2001, to Bob Evans stockholders of record at the close of business on July 13, 2001. We also are sending the Bob Evans Farms, Inc. 2001 annual report, which includes financial statements for the fiscal year ended April 27, 2001.

Whether or not you plan to attend the annual meeting, we urge you to vote in advance by proxy. To do so, you may
        - call (800) 690-6903;
        - log onto www.proxyvote.com; or
        - complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.

You should vote by proxy if you are unable to attend the annual meeting in person or wish to have your shares of common stock, par value $.01 per share, voted by proxy even if you attend the annual meeting.

You may revoke a proxy at any time before it is voted by any of the following ways:
        - notifying in writing the secretary of the company at the address given above;
        - executing a later-dated proxy card which is received by the company prior to the annual meeting;
        - casting a new vote via the Internet or telephonically;  or
        - attending the annual meeting and giving notice of such revocation in person. Simply attending the annual meeting will not constitute revocation of a proxy.

                               PROXY SOLICITATION

The company will bear the solicitation costs. Officers and employees of the company may solicit proxies by further mailings, by telephone or by personal contact without receiving any additional compensation for such solicitations. Also, Morrow & Co., Inc., an independent solicitation firm, may, if directed to do so by the company, solicit proxies and will be compensated $7,500 for this service. The company will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of common shares of the company not beneficially owned by them, for forwarding proxy materials to the beneficial owners of such common shares and collecting their proxies.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Only stockholders of record at the close of business on July 13, 2001, are entitled to receive notice of, and to vote at, the annual meeting (or at any adjournment(s) of the meeting). The holders of common shares entitling them to exercise a majority of the voting power of the company will constitute a quorum for the annual meeting. Each common share entitles the holder to one vote per each item to be voted upon by stockholders at the annual meeting.

Under the rules of the Securities and Exchange Commission (the "SEC"), boxes and a designated blank space are provided on the form of proxy card for stockholders to mark if they wish either to abstain on a proposal presented for stockholder approval or to withhold authority to vote for one or more nominees for election as a director of the company. In accordance with Delaware law and the company's bylaws, Bob Evans Farms, Inc. common shares as to which the authority to vote is withheld will be counted for quorum purposes but will not be counted toward the election of directors or toward the election of the individual nominees specified on the form of proxy card. Abstentions are counted as present for quorum purposes. The effect of an abstention on any matter to be voted upon by the stockholders of the company at the annual meeting will be the same as a "no" vote.

The election of directors is considered a "discretionary" item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions by the 10th day before the annual meeting. However, the proposals to arrange for the prompt sale of the company, to eliminate certain types of incentive compensation for top executives and to declassify the company's board of directors are "non-discretionary," and brokers who have received no instructions from their clients do not have discretion to vote on these items. Such "broker non-votes" will not be considered as votes entitled to be cast in determining the outcome of such proposals.

The following table shows the only holder known to the company to be the beneficial owner of more than five percent of the outstanding common shares of Bob Evans Farms, Inc.

NAME AND ADDRESS                                   AMOUNT AND NATURE
OF BENEFICIAL OWNER                             OF BENEFICIAL OWNERSHIP                   PERCENT OF CLASS (1)
------------------------------                  -----------------------                   --------------------
Ariel Capital Management, Inc.                     8,002,355 (2)                                   23%
307 N. Michigan Ave.
Chicago, Ill. 60601
------------------------------

(1) The percent of class is based upon 34,791,717 common shares outstanding on July 13, 2001.

(2) This number is based on information contained in correspondence received by the company from Ariel Capital Management, Inc. as of June 30, 2001. Ariel Capital Management, Inc. is a registered investment adviser and all of these common shares are owned by its investment advisory clients. John W. Rogers Jr., chairman and chief executive officer and principal shareholder of Ariel, has disclaimed beneficial ownership of the common shares held by Ariel.

The following table summarizes the company's common shares beneficially owned by each director and each executive officer named in the summary compensation table (page 11) and by all directors and executive officers of the company as a group, as of July 13, 2001:

                                  AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)
                                  ---------------------------------------------
                                                   COMMON SHARES WHICH
                                                   CAN BE ACQUIRED
                                                   UPON EXERCISE OF
NAME OF BENEFICIAL                COMMON SHARES    OPTIONS EXERCISABLE                             PERCENT OF
OWNER OR GROUP                    PRESENTLY HELD   WITHIN 60 DAYS                TOTAL             CLASS(2)
-----------------------------------------------------------------------------------------------------------
Larry C. Corbin(3)                   33,298              115,724                 149,022           (4)
Daniel E. Evans(3)                  256,215(5)           266,056                 522,271           1.5%
Daniel A. Fronk                      26,130(6)             3,440                  29,570           (4)
Michael J. Gasser                     3,823                8,573                  12,396           (4)
E.W. (Bill) Ingram III                2,646                7,547                  10,193           (4)
Cheryl L. Krueger-Horn                3,823                3,440                   7,263           (4)
G. Robert Lucas                       6,872(7)             3,440                  10,312           (4)
Stewart K. Owens(3)                 212,124              129,511                 341,635           (4)
Robert E.H. Rabold                    3,823                3,440                   7,263           (4)
Donald J. Radkoski(3)                 9,283(8)            56,017                  65,300           (4)
Roger D. Williams(3)                 29,870(9)            76,736                 106,606           (4)

All directors and
 executive officers
 as a group
 (13 persons)                       589,288              759,181               1,348,469           3.9%

(1) Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to all of the common shares reflected in the table. All fractional common shares have been rounded to the nearest whole common share.

(2) The percent of class is based on the 34,791,717 common shares outstanding on July 13, 2001, and includes the number of common shares that the named person has the right to acquire beneficial ownership of, upon the exercise of stock options exercisable within 60 days of July 13, 2001.

(3) Executive officer of the company named in the summary compensation table.

(4) Represents ownership of less than 1 percent of the outstanding common shares of the company.

(5) Includes 37,226 common shares held by Evans Enterprises, Inc. In his capacity as chairman, chief executive officer and sole shareholder of Evans Enterprises, Inc., Mr. Evans may be deemed to have sole voting and investment power with respect to the common shares held by that corporation.

(6) Includes 5,133 common shares held in the Josephine A. Fronk Trust for which Mr. Fronk serves as trustee and exercises sole voting and investment power.

(7) Includes 3,603 common shares held by Mr. Lucas in a KEOGH plan for the benefit of Mr. Lucas and 400 common shares held in the William B. Lucas Trust for which Mr. Lucas serves as trustee and exercises sole voting and investment power.

(8) Includes 21 common shares held by Mr. Radkoski as custodian for the benefit of his son and 14 common shares held by Mr. Radkoski as custodian for the benefit of his daughter.

(9) Includes 5,955 common shares held by Mr. Wlliams in a margin joint survivorship account for which Mr. Williams exercises sole voting and investment power.

         SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the company's knowledge, based solely on a review of the copies of the reports furnished to the company and written representations that no other reports were required during the 2001 fiscal year, all filing requirements applicable to officers, directors and owners of more than 10 percent of the outstanding common shares of the company under Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), were complied with, except that the Form 5 for the 2001 fiscal year reporting a single nonqualified stock options grant on May 1, 2000, and a single stock options grant, inclusive of incentive stock options and nonqualified stock options, on June 8, 2000, was not filed on a timely basis on behalf of each of Donald J. Radkoski and Mary L. Cusick, the Form 5 for the 2001 fiscal year reporting a single nonqualified stock options grant on May 1, 2000, was not filed on a timely basis on behalf of Howard J. Berrey and the Form 5 for the 2001 fiscal year reporting a single stock options grant, inclusive of incentive stock options and non-qualified stock options, on June 8, 2000, was not filed on a timely basis on behalf of each of Roger D. Williams, Larry C. Corbin and Stewart K. Owens. Messrs. Corbin and Owens are directors and executive officers of the company. Messrs. Radkoski, Berrey and Williams and Ms. Cusick are executive officers of the company.

                              ELECTION OF DIRECTORS

Directors of the company are elected at the annual meeting. There are currently nine members of the board of directors. Based on the bylaws of the company, the directors have been divided into three classes of three directors each. Class I directors currently serve until the annual meeting in 2002, class II directors currently serve until the annual meeting in 2003, and class III directors currently serve until the annual meeting in 2001. At the annual meeting, three class III directors will be elected for three-year terms.

Based on the recommendation of the nominating committee, the board of directors has designated the three nominees listed below for election as class III directors of the company for terms expiring in 2004. The common shares represented by the enclosed proxy will be voted as specified, or if no instructions are given, for the board's nominees. If a nominee is unavailable for election, the persons designated as management proxies will have complete discretion to vote for the remaining nominees, as well as any substitute nominee(s), proposed by the board of directors. However, the board of directors has no reason to believe that any of the nominees will be unavailable or unable to serve if elected to the board.

Under Delaware law and the company's bylaws, the three nominees for election as class III directors receiving the greatest number of votes will be elected as class III directors.

The following table shows the nominees for election to the board of directors, the directors of the company whose terms in office will continue after the annual meeting and information about each nominee and each continuing director. Unless otherwise indicated, each person has held his or her principal occupation for more than five years. THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF ALL NOMINEES LISTED BELOW.


NAME, AGE AND YEAR BECAME DIRECTOR;                           PRINCIPAL OCCUPATION FOR PAST POSITION(S)
WITH THE COMPANY                                              FIVE YEARS AND OTHER INFORMATION
-----------------------------------                           -----------------------------------------

                       NOMINEES - TERMS TO EXPIRE IN 2004 (CLASS III)

Daniel E. Evans, age 64;                                      Retired Chairman since 2001; Chairman of the Board
Director since 1957.                                          from 2000 to 2001; Chairman of the Board, Chief
                                                              Executive Officer and Secretary from 1971 to 2000; in
                                                              each case of the company.

Michael J. Gasser, age 50;                                    Chairman of the Board and Chief Executive Officer
Director since 1997.                                          since 1994 of Greif Bros. Corporation, a manufacturer of
                                                              shipping containers and container board, Delaware, Ohio.

E.W. (Bill) Ingram III, age 50;                               President and Chief Executive Officer since 1972 of
Director since 1998.                                          White Castle System, Inc., a quick-service hamburger chain,
                                                              Columbus, Ohio.


             CONTINUING DIRECTORS - TERMS TO EXPIRE IN 2002 (CLASS I)

Daniel A. Fronk, age 65;                                      Retired Senior Executive Vice President and Board
Director since 1981.                                          Member since 1997; Senior Executive Vice President
                                                              and Board Member from 1988 to 1997; in each case of The
                                                              Ohio Company, an investment banking firm, Columbus, Ohio.

Cheryl L. Krueger-Horn, age 49;                               President and Chief Executive Officer since 1986 of
Director since 1993.                                          Cheryl & Co., Inc., a manufacturer and retailer of
                                                              gourmet foods and gifts, Columbus, Ohio.

G. Robert Lucas, age 57;                                      Executive Vice President, General Counsel and
Director since 1986.                                          Secretary since 1997 of The Scotts Company, a manufacturer of lawn and garden products; Partner from 1990 to 1997 of
                                                              Vorys, Sater, Seymour and Pease LLP, Attorneys at
                                                              Law, Columbus, Ohio.

              CONTINUING DIRECTORS - TERMS TO EXPIRE IN 2003 (CLASS II)

Larry C. Corbin, age 59;                                      Executive Vice President of Restaurant Division of the
Executive Vice President of                                   company since 1955.
Restaurant Division;
Director since 1981.

Stewart K. Owens, age 46;                                     Chairman of the Board, Chief Executive Officer,
Chairman of the Board, Chief                                  President and Chief Operating Officer since 2001;
Executive Officer, President                                  President, Chief Executive Officer and Chief
Operating and Chief Operating Officer;                        Officer from 2000 to 2001; President and Chief
Operating Director since 1987.                                Officer from 1995 to 2000; in each case of the company.

Robert E.H. Rabold, age 62;                                   Retired Chairman since 2001; Chairman of the Board
Director since 1994.                                          from 2000 to 2001; President and Chief Executive
                                                              Officer from 1993 to 2000; in each case of The Motorists
                                                              Mutual Insurance Co., Columbus, Ohio.


Daniel E. Evans, a director of The Sherwin-Williams Company and National City Corporation, and Michael J. Gasser, a director of Greif Bros. Corporation, are the only directors who are also directors of any other company with a class of securities registered pursuant to the Exchange Act or which is otherwise subject to the reporting requirements of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

THE BOARD AND COMMITTEES OF THE BOARD

The board of directors of the company held a total of four meetings during the 2001 fiscal year. During this time, none of the directors attended fewer than 75 percent of the aggregate of the total number of board meetings and the total number of meetings held by the committees of the board on which he or she served.

The company's board of directors has standing nominating, audit and compensation committees.

The nominating committee, consisting of Daniel A. Fronk, Michael J. Gasser, Cheryl L. Krueger-Horn (chairperson) and Stewart K. Owens, identifies and recommends to the board of directors nominees for election or re-election to the board of directors of the company. The nominating committee met once during the 2001 fiscal year.

The bylaws of the company set forth a procedure for the nomination of directors by the stockholders of the company. Section 3.04 of article III of the bylaws of the company provides that nominations of persons for election to the board of directors may be made at a meeting of stockholders (a) by or at the direction of the board of directors of the company or (b) by any stockholder of the company who (i) is a stockholder of record as of the record date for the meeting of stockholders, (ii) is entitled to vote for the election of directors at such meeting and (iii) complies with the notice procedures set forth below. Stockholder nominations must be made pursuant to timely notice in writing to the secretary of the company. To be timely, a stockholder's notice must be delivered to or mailed and received at the Bob Evans Farms, Inc. corporate office not less than 60 nor more than 90 days prior to the applicable stockholders' meeting. However, if less than 70 days' notice or prior public disclosure of the date of the stockholders' meeting is given or made to stockholders, notice by the stockholder must be received by the company not later than the close of business on the 10th day following the day on which such notice of the date of the stockholders' meeting or such public disclosure was made. A stockholder's notice must set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected);
(b) the name and address, as they appear on the company's books, of the stockholder giving the notice; and (c) the class and number of common shares of the company which are beneficially owned by such stockholder. Any director nomination by a stockholder of the company which does not meet the requirements of section 3.04 of article III of the bylaws of the company will be invalid.

                        REPORT OF THE AUDIT COMMITTEE OF
                             THE BOARD OF DIRECTORS

Bob Evans Farms, Inc.'s audit committee is composed of five outside directors:
Daniel A. Fronk, Michael J. Gasser (chairperson), E.W. (Bill) Ingram III, G. Robert Lucas and Robert E.H. Rabold. The board of directors and the audit committee believe that the audit committee's current member composition satisfies the rule of the National Association of Securities Dealers (NASD), that governs audit committee composition, Rule 4310(c)(26)(B)(i), including the requirement that audit committee members all be "independent directors" as that term is defined by NASD Rule 4200(a)(15).

In accordance with its written charter adopted by the board of directors (set forth in Appendix A to this proxy statement), the audit committee assists the board of directors with fulfilling its oversight responsibilities regarding the quality and integrity of the accounting, auditing and financial reporting practices of Bob Evans Farms, Inc. The committee reviewed the audited financial statements in the fiscal 2001 annual report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgements, and the clarity of disclosures in the financial statements.

The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgements as to the quality, not just the acceptability, of the company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the committee has discussed with the independent auditors the auditors' independence from management and the company, including the matters in the written disclosures required by the Independence Standards Board (including Independence Standards Board Standard No. 1) and considered the compatibility of nonaudit services with the auditors' independence.

The committee discussed with the company's internal and independent auditors the overall scope and plans for their respective audits. The committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company's internal controls, and the overall quality of the company's financial reporting. The committee held three meetings during the 2001 fiscal year.

AUDIT AND RELATED FEES

Audit Fees: The fees billed by Ernst & Young LLP, the company's independent auditors, for professional services for the audit of the company's annual consolidated financial statements for the 2001 fiscal year and the review of the consolidated financial statements included in the company's quarterly reports on Form 10-Q for the 2001 fiscal year were $137,000.

Financial Information Systems Design and Implementation Fees: There were no fees billed by Ernst & Young LLP to the company for financial information systems design and implementation for the 2001 fiscal year.

All Other Fees: Other audit-related fees for the 2001 fiscal year were an additional $82,000 for internal audit services, an employee benefit plan audit and accounting consultations. Fees billed to the company for non-audit-related services rendered by Ernst & Young LLP for the 2001 fiscal year, primarily for tax compliance and tax consulting services, were $530,000. All other fees in the aggregate, including audit-related fees, totaled $612,000. The audit committee determined that the provision of these other services was compatible with maintaining Ernst & Young LLP's independence.

In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended April 27, 2001, for filing with the SEC. The committee and the board have also approved the selection of Ernst & Young LLP as the company's independent auditors for the 2002 fiscal year.

Submitted By: Audit Committee Members
Michael J. Gasser (chairperson), Daniel A. Fronk, E.W. (Bill) Ingram III, G. Robert Lucas and Robert E.H. Rabold

                     REPORT OF THE COMPENSATION COMMITTEE OF
                THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, this report and the graph set forth on page 15 shall not be incorporated by reference into any such filings.

The compensation committee of the board of directors (for purposes of this report, the "committee") has the responsibility of recommending to the board appropriate salaries, annual bonuses and other compensation for the executive officers of the company. The committee also administers the company's stock option and other long-term incentive plans. The committee is composed entirely of outside directors: Daniel A. Fronk, Cheryl L. Krueger-Horn, G. Robert Lucas and Robert E.H. Rabold (chairperson). The compensation committee met four times during the 2001 fiscal year.

COMPENSATION PHILOSOPHY

The company has identified several key principles upon which compensation practices are based. These principles are as follows:

        - Compensation practices should enhance the company's financial performance by aligning the financial interests of the company's executive officers with those of its stockholders.

        - Financial rewards should be based on both corporate and individual performance.

        - A majority of the executive officers' compensation should be "at risk." By tying a majority of the executives' compensation to the company's financial results, the company achieves a greater degree of "pay for performance."

        - Stock-based compensation should form a significant portion of the at-risk compensation to ensure that significant awards are received by executive officers only when stockholder value is enhanced.

        - Compensation levels are set at competitive levels in the marketplace in order to attract and retain key executives. Generally, the company considers pay levels in relation to those in a peer group of companies in the restaurant and food products businesses.

BASE SALARY

Salaries are targeted to be competitive with those paid to executive officers holding similar positions at other companies in the company's peer group. In June 2000, the committee met to review the base salaries of the company's executive officers. As a result of this meeting, the committee recommended to the board of directors that the base salaries of the five executive officers named in the summary compensation table, excluding Daniel E. Evans, be increased. These recommendations were based upon the committee's assessment of the individual performance of the respective executive officer, the performance of the company and comparative data of peer group companies relating to executive compensation.

BONUSES

The company's overall philosophy with respect to the granting of bonus awards to executive officers is that a significant portion of each executive officer's total compensation should be based on (1) individual performance, including the performance of the individual's business unit, where appropriate, and (2) the company's overall performance. At the beginning of the 2001 fiscal year, individual performance goals were established for each executive officer, including in some cases, but not limited to, business unit financial results, department budget goals, special project goals and personnel management goals. In addition, goals relating to overall company performance, including net income and earnings per share, were also established. At the end of fiscal 2001, each executive officer was evaluated based upon the degree of attainment of both his individual performance goals for the year as well as the goals relating to overall company and business unit performance. Based on these evaluations, initial bonus levels were established for each executive officer and reviewed by management. Management's recommendations were then reviewed by the committee, which made recommendations to the board of directors.

For fiscal 2001, the company's earnings per share increased by 4.3 percent and net sales increased by 6.1 percent, while net income declined by 4.0 percent over the 2000 fiscal year due mainly to increased labor costs and utility costs in the restaurant segment and higher hog costs in the food products segment. This overall performance was somewhat below the targets set by the committee for the 2001 fiscal year. Due to these financial results, and in consideration of the individual performance of each executive officer, bonuses were awarded that ranged from 79.1 percent to 91.3 percent of the target awards for the executive officers.

LONG-TERM INCENTIVE COMPENSATION

Stock options are the company's primary long-term incentive vehicle. The company has from time to time implemented various stock option plans for the purpose of providing employees and directors long-term incentive based compensation. Under the Bob Evans Farms, Inc. 1998 Stock Option and Incentive Plan as amended or supplemented (the "1998 Stock Option Plan"), the committee may grant incentive stock options ("ISOs") to executive officers and other employees. Also, under the 1998 Stock Option Plan, the committee may grant nonqualified stock options ("NQSOs") to executive officers, other employees and directors. All options are granted with an exercise price equal to the fair market value of the company's common shares on the date of grant. If there is no appreciation in the market value of the company's common shares, the ISOs and NQSOs are valueless.

On June 8, 2000, the committee approved the grant of ISOs and NQSOs to certain key employees, including the five executive officers named in the summary compensation table. During the 2001 fiscal year, the company also issued NQSOs to directors and to the five executive officers named in the summary compensation table. The option grant table included in this proxy statement provides information with respect to the options granted to the five executive officers named in the summary compensation table.

The committee authorized a review of the existing compensation program by an independent consultant in 1999 and again in 2001. These independent executive compensation analyses revealed that long-term incentive award opportunities were significantly lacking at the company compared to market practices. Stock options play a crucial role in the retention of top executive talent and in the creation of stockholder/management alignment. Accordingly, increases were made to the option grant levels for fiscal 2001, and the committee has recommended an increase in grant levels over the next three years in order to bring the executives' long-term incentive opportunities to par with those prevailing in the marketplace.

CHIEF EXECUTIVE OFFICER COMPENSATION

As of April 29, 2000, Stewart K. Owens assumed the role of chief executive officer. As a result of this promotion, the committee increased Mr. Owens' salary to $455,000 for fiscal 2001. This amount is consistent with the lower end of the competitive range for other chief executive officers in the peer group. Future salary increases are subject to the review and discretion of the board. On April 28, 2001, Mr. Owens was also named chairman of the board along with his other positions.

For fiscal 2001, the committee reviewed the performance of Mr. Owens relative to the goals established at the start of the fiscal year. The company produced record earnings per share and record net sales for the year, with earnings per share increasing 4.3 percent over the prior year. These results, along with an increase in the company's stock price of 44 percent during the 2001 fiscal year, were well above the results of the industry. As a result, the committee awarded Mr. Owens a bonus of $207,708 for the 2001 fiscal year. The committee also granted Mr. Owens options to purchase 145,477 common shares in fiscal 2001, as an incentive for continuing to increase stockholder value. The total value of these actions results in a substantial portion of at-risk compensation for Mr. Owens, consistent with the committee's philosophy.

BOB EVANS FARMS, INC. 1998 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Bob Evans Farms, Inc. 1998 Supplemental Executive Retirement Plan as amended or supplemented, (the "SERP") is a "top hat" plan under Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and is not intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the "code"). The SERP is a defined contribution plan designed to supplement, through annual company contributions, the retirement benefits of its participants. Employees of the company and its subsidiaries are eligible to participate in the SERP only to the extent, and for the period, that they are members of a select group of management or highly compensated employees, as this group is described under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Participation in the SERP is at the discretion of the compensation committee.

Under the SERP, an annual company contribution is determined, based upon an actuarially determined "target" benefit for each participant. Generally, this target benefit is equal to (a) 55 percent of a participant's average compensation over the five-consecutive-year period (in the last 10 years of employment prior to age 62) during which such compensation is the highest, less
(b) the participant's benefit under the company's qualified retirement plan derived from company contributions, less (c) 50 percent of the participant's projected Social Security benefit. Each year, upon determination of the company's contribution, a participant in the SERP may elect to have the amount of such contribution allocated to an account, in his or her name, under the SERP or the participant may elect to receive NQSOs equal in value to the amount of such contribution. If the participant elects to have such contribution credited to an account under the SERP, such account will be credited with mutual fund-based earnings, each year, until distribution. If the participant elects to receive NQSOs in lieu of an allocation to his or her account under the SERP, no portion of such contribution shall be credited to any account on behalf of such participant under the SERP. Generally, a participant in the SERP is entitled to receive a distribution of his or her account upon early retirement (age 55 and 10 or more years of service), normal retirement (age 62), or total and permanent disability (as determined by the company). In addition, in the event of a participant's death while employed by the company, the participant's beneficiary will be entitled to a distribution of such account. Upon a "change in control" (as defined in the SERP) of the company, a participant's account under the SERP will immediately become fully vested and non-forfeitable.

BOB EVANS FARMS, INC. AND AFFILIATES 401K RETIREMENT PLAN

Each of the company's executive officers participates in the Bob Evans Farms, Inc. and Affiliates 401K Retirement Plan (the "401(k) plan"), the company's qualified retirement plan. Following the conclusion of calendar year 2000, the board of directors voted to contribute $3,368,685 to the 401(k) plan. Each participant in the 401(k) plan received a pro rata share of this contribution and a pro rata share of forfeitures reallocated to participants (such pro rata share, in each case, based upon such participant's eligible compensation). In addition, each executive officer had the option of contributing up to 4 percent of his or her compensation (up to a maximum contribution of $6,800) to the 401(k) plan. In cases where participants made voluntary contributions to the 401(k) plan, the company contributed $0.35 for each $1.00 of voluntary contributions (subject to a limitation of 6 percent of total compensation of each participant making voluntary contributions).

BOB EVANS FARMS, INC. AND AFFILIATES EXECUTIVE DEFERRAL PROGRAM

The Bob Evans Farms, Inc. and Affiliates Executive Deferral Program (the "Executive Deferral Program"), like the SERP, is a "top hat" plan under Title I of ERISA and is not intended to qualify under section 401(a) of the code. The Executive Deferral Program is a defined contribution plan designed to allow its participants to defer a portion of their current compensation in excess of the maximum amount permitted under the applicable provisions of the code with respect to the company's qualified retirement plan. Employees of the company and its subsidiaries are eligible to participate in the Executive Deferral Program only to the extent, and for the period, that they are members of a select group of management or highly compensated employees, as this group is described under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Participation in the Executive Deferral Program is at the discretion of the compensation committee.

Under the terms of the Executive Deferral Program, a participant may elect to defer up to 25 percent of his or her current compensation otherwise payable during the year by the company and up to 100 percent of his or her bonus. To the extent that a participant elects to make such a deferral, an amount will be credited to an account established on the participant's behalf under the Executive Deferral Program. Each year, such account will be credited with an earnings component to be determined by the compensation committee. Generally, a participant will be eligible to receive a distribution of his or her account based on the Executive Deferral Program guidelines. In addition, in the event of a participant's death while employed by the company, the participant's beneficiary will be entitled to a distribution of such account.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Section 162(m) of the code places certain restrictions on the amount of compensation in excess of $1,000,000 which may be deducted for each executive officer of the company. It is the committee's policy to continually review its compensation plans and to take steps to ensure that compensation paid to its executive officers is deductible by the company.

CONCLUSION

The committee believes that the compensation program outlined in this report and the compensation paid to the executive officers is consistent with the goals and objectives of the company.

Submitted By: Compensation Committee Members
Robert E.H. Rabold (chairperson), Daniel A. Fronk, Cheryl L. Krueger-Horn and G. Robert Lucas


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Daniel E. Evans, chairman of the board of directors of the company during the 2001 fiscal year, is a director of The Motorists Mutual Insurance Co. Compensation committee member Robert E.H. Rabold served as the chairman of The Motorists Mutual Insurance Co. until his retirement on April 23, 2001.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table summarizes, for the fiscal years ended April 27, 2001; April 28, 2000; and April 30, 1999, cash compensation paid by the company to, as well as certain other compensation paid or earned for those years by, the company's chairman of the board, chief executive officer and the three other most highly compensated executive officers of the company in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                                                   LONG-TERM
                                                                                                 COMPENSATION
                                                        ANNUAL COMPENSATION                         AWARDS
                                                     ---------------------------            -------------------------
NAME AND                                                                                    SECURITIES    ALL OTHER
PRINCIPAL                            FISCAL           SALARY             BONUS              UNDERLYING  COMPENSATION
POSITION                             YEAR             (1)                                   OPTIONS (#)     (2)
---------------------------------------------------------------------------------------------------------------------
Daniel E. Evans:                     2001             $464,400                 $0              4,157(4)   $11,704
Chairman of the                      2000             $509,734            $77,257            100,779     $312,770
Board (3)                            1999             $402,000           $407,586             28,200     $140,956

Stewart K. Owens:                    2001             $470,400           $207,708            145,477(4)    $5,654
President and                        2000             $389,225            $85,247             79,076      $47,627
Chief Executive                      1999             $284,400           $300,708             14,150      $20,662
Officer (3)

Larry C. Corbin:                     2001             $323,550           $102,706             87,238(4)   $93,037
Executive Vice                       2000             $311,660           $113,488             56,576      $94,044
President of                         1999             $212,000           $233,706             13,439       $2,400
Restaurant Division

Roger D. Williams:                   2001             $295,500           $104,623             76,406(4)    $7,017
Executive Vice                       2000             $284,131            $42,603             43,750      $40,913
President of                         1999             $197,600           $244,382             11,050      $15,826
Food Products
Division

Donald J. Radkoski:                  2001             $267,430            $97,344             51,808(4)    $7,210
Chief Financial Officer,             2000             $257,143            $76,217             31,431      $15,103
Treasurer and Secretary              1999             $182,000           $175,674              9,150      $17,501

(1) "Salary" includes directors' fees received by each of Messrs. Evans, Owens and Corbin during the 2001, 2000 and 1999 fiscal years in the amounts of $14,400 each year except for $15,400 received by Mr. Owens in 2001.

(2) Includes company contributions to the 401(k) plan for each of the executive officers listed during the 2001 fiscal year in the amount of $2,380. Also, includes amounts related to deferred compensation programs for Messrs. Evans, Owens, Corbin, Williams and Radkoski during the 2001 fiscal year of $9,324; $3,274; $90,657; $4,637; and $4,830, respectively.

(3) Daniel E. Evans retired as chairman of the board on April 27, 2001. Stewart
K. Owens assumed that position beginning April 28, 2001, while continuing as chief executive officer.

(4) See the table under "Grants of Options."

GRANTS OF OPTIONS

The following table sets forth information concerning individual grants of ISOs and NQSOs made during the 2001 fiscal year to each of the named executive officers.

                               OPTION GRANTS IN LAST FISCAL YEAR


                                             INDIVIDUAL GRANTS
                        -------------------------------------------------------                              POTENTIAL
                       NUMBER OF        % OF                                                            REALIZABLE VALUE AT
                      SECURITIES    TOTAL OPTIONS                                                    ASSUMED ANNUAL RATES OF
                      UNDERLYING     GRANTED TO                                                     STOCK PRICE APPRECIATION
                        OPTIONS     EMPLOYEES IN       EXERCISE       MARKET       EXPIRATION           FOR OPTION TERM (2)
NAME                    GRANTED     FISCAL YEAR      PRICE($/SH)    PRICE($/SH)       DATE          0%        5%          10%
-----------------------------------------------------------------------------------------------------------------------------------
Daniel E. Evans         4,157(1)         .4%            14.438        14.438         6/8/10          --  $   37,744   $   95,651
Stewart K. Owens      145,477(1)       15.7%            14.438        14.438         6/8/10          --   1,320,883    3,347,376
Larry C. Corbin        87,238(1)        9.4%            14.438        14.438         6/8/10          --     792,092    2,007,316
Roger D. Williams      76,406(1)        8.2%            14.438        14.438         6/8/10          --     693,741    1,758,076
Donald J. Radkoski     50,289(1)        5.6%            14.438        14.438         6/8/10          --     456,608    1,157,133
                        1,519(3)                         6.781        13.563        4/24/25      10,301      59,400      212,510

(1) These options consist of both ISOs and NQSOs; were granted on June 8, 2000; and become exercisable in one-third increments beginning one year from the date of grant. Upon a change in control of the company for purposes of the 1998 Stock Option Plan or the retirement of an executive officer, these ISOs and NQSOs will become fully exercisable as of the date of the change in control or retirement. In the event of the termination of an executive officer for any reason other than disability, death, retirement or for cause, the right of the executive officer to exercise the ISOs and NQSOs terminates upon the earlier to occur of the end of the original term of the ISOs or NQSOs or 90 days after the date of such termination of employment. If an executive officer is terminated for cause, the right of the executive officer to exercise the ISOs or the NQSOs terminates immediately upon the termination of employment. If an executive officer's employment is terminated as a result of disability, the right of the executive officer to exercise an ISO or NQSO terminates upon the earlier to occur of (i) the end of the original term of the ISO or NQSO or (ii) one year after the date of termination of employment. If an executive officer should die while employed, the right of the executive officer's successor in interest to exercise an ISO or NQSO shall terminate upon the earlier to occur of (i) the end of the original term of the ISO or NQSO or (ii) one year after the executive officer's last date of employment. Upon retirement of an executive officer, the right of the executive officer to exercise (i) a NQSO terminates upon the end of the original term of the NQSO and (ii) an ISO terminates upon the earlier of (a) 90 days after the date of such retirement or (b) the end of the original term of the ISO; provided, however, that if the executive officer does not exercise the ISO within 90 days after the date of such retirement, the ISO shall automatically convert into a NQSO upon the end of such 90-day period and the executive officer's right to exercise such converted NQSO shall terminate at the end of the original term of the option.

(2) The amounts reflected in this table represent certain assumed rates of appreciation only. Actual realized values, if any, on option exercises will be dependent on the actual appreciation in the price of the common shares of the company over the term of the options. There can be no assurances that the potential realizable values reflected in this table will be achieved.

(3) These are NQSOs granted to fund and settle benefits earned under the SERP. The NQSOs become exercisable when the executive officer attains age 55 and has completed 10 years of service with the company or attains age 62 while employed by the company, whichever is earlier; upon death of the executive officer or upon the occurrence of change of control of the company (subject to the limitation that they be exercised within three months following the change in control or the restrictions on exercisability again apply). No NQSOs may be exercised, however, for a period of six months following the date of grant. If the executive officer terminates employment with the company for any reason other than death or retirement, his NQSOs will be forfeited unless the compensation committee of the company's board of directors permits the exercise of the NQSOs. The NQSOs expire on the date which is five years after the earlier of the date the executive officer attains age 65 or the date of his death. The potential realizable values of the NQSOs assume an expiration date of five years after the executive officer attains age 65.

OPTION EXERCISES AND HOLDINGS

The following table outlines options exercised during the 2001 fiscal year by each of the named executive officers and unexercised options held as of the end of the 2001 fiscal year by such executive officers.

                 AGGREGATE OPTION EXERCISES IN FISCAL YEAR 2001
                       AND FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF                   VALUE OF UNEXERCISED
                       NUMBER OF                       SECURITIES UNDERLYING                 IN-THE-MONEY
                      SECURITIES                       UNEXERCISED OPTIONS AT              OPTIONS AT FISCAL
                      UNDERLYING                        FISCAL YEAR-END (#)               YEAR-END ($)(1)(2)
                       OPTIONS         VALUE       -----------------------------    ------------------------------
NAME                  EXERCISED(#)   REALIZED($)   EXERCISABLE     UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------
Daniel E. Evans           --              --        183,593             82,463       $1,096,330         $  18,343
Stewart K. Owens          --              --         49,943            214,043           50,056           741,559
Larry C. Corbin           --              --         64,102            128,638          281,430           384,938
Roger D. Williams         --              --         33,001            123,176           39,089           463,267
Donald J. Radkoski        --              --         25,727             82,312           32,368           296,220

(1) All values are shown pretax and are rounded to the nearest whole dollar.

(2) Based on the 2001 fiscal year-end closing price of $18.85 per common share.

SEVERANCE ARRANGEMENTS

From February 1989 through September 1990, the company entered into agreements with the five executive officers named in the summary compensation table. These agreements, which are substantially identical, have one-year terms, which are automatically extended for one-year periods unless either party gives notice not to renew, and provide that in the event of the executive officer's termination of employment under certain circumstances during the 36-month period following a "change of control" of the company for purposes of the agreements (the "effective period"), the executive officer will be entitled to certain severance benefits. Prior to such change of control, the executive officer will remain an employee at the will of the company. Each agreement will terminate automatically on the death or retirement of the executive officer to whom it relates, and may be terminated at the option of the company upon disability of the executive officer or for "cause" (as that term is defined in the agreement) or, at the option of the executive officer, for other than "good reason," in all of which cases no additional severance payments, other than accrued compensation and benefits customarily paid to employees in such circumstances, will be due the executive officer.

If the executive officer or the company terminates the agreement during the effective period for "good reason," or, for any reason other than for "cause" (as that latter term is defined in the agreement), the executive officer's death, retirement or disability, the company will be obligated to pay the executive officer his base salary and prorated bonus through the date of the termination and (A) to make a lump-sum payment to the executive officer equal to
2.99 times the average annual compensation (including salary and bonus) which was payable to the executive officer for the five fiscal years ending prior to the date on which the change of control occurred; (B) to continue health and life insurance and other employee welfare benefit plans for the executive officer and his family for a period of 36 months following the date of termination; (C) to allow the executive officer to exercise in full any stock options held by the executive officer which were not fully exercisable on the termination date; and (D) to pay to the executive officer in one lump sum in cash, at the executive officer's normal retirement age, an amount equal to the actuarial equivalent of the retirement pension to which the executive officer would have been entitled under such retirement plan had he accumulated 36 additional months of continuous service after the termination date. As of April 27, 2001, the amount of the lump-sum payment referred to above in item "A" to Messrs. Evans, Owens, Corbin, Williams and Radkoski would have been approximately $1,902,700; $1,535,900; $1,175,200; $1,108,500 and $984,600,
respectively. If any portion of the payments and benefits provided for in an agreement would be considered "parachute payments" within the meaning of section 280G(b)(2) of the code, so as to be nondeductible by the company, then the aggregate present value of all of the amounts and benefits payable to the executive officer to whom such agreement relates will be reduced at the election of the executive officer to the maximum amount which would cause all of the payments and benefits to be deductible by the company.

For purposes of each agreement, the executive officer to whom it relates may terminate his employment for "good reason" during the effective period if his title, duties, responsibilities, compensation or benefits are reduced, if he is required to relocate or if the agreement is breached by the company. A "change of control" for purposes of the agreements is defined to include, among other events, the acquisition by any individual, entity or group of stock entitling such individual, entity or group to exercise 20 percent or more of the voting power of the company or a change in a majority of the current directors of the company, unless the election or nomination for election of the successor directors was approved by a vote of at least three-quarters of the incumbent directors.

COMPENSATION OF DIRECTORS

Under the 1998 Directors Compensation Plan, all directors who are employees of the company receive a monthly director fee of $1,200 in cash. All nonemployee directors receive a monthly director fee of $1,250 in cash. In addition, each director who serves on the audit or compensation committees receives a fee of $1,250 for each committee meeting attended, unless the director is the chairperson of the committee, in which case the director receives a fee of $2,000 for each committee meeting attended. Each director who serves on the nominating committee receives a fee of $750 for each committee meeting attended, unless the director is the chairperson of the committee, in which case the director receives a fee of $1,000 for each committee meeting attended.

In accordance with the 1998 Directors Compensation Plan, each nonemployee director annually receives common shares of the company with a value equal to $17,000. The number of common shares issued to the nonemployee directors each year is based on the price of the company's common shares on the third business day following the release of fiscal year-end earnings.

Under the 1998 Directors Compensation Plan, nonemployee directors are also granted NQSOs annually on the third business day following the release of fiscal year-end earnings. The number of NQSOs granted to each nonemployee director is based upon the amount of the nonemployee director's annual retainer (excluding any fees received for attending committee meetings) and the application of the Black-Scholes option pricing model. The Black-Scholes option pricing model is a mathematical formula designed to price options "fairly" based upon certain variables including: (i) the price of the underlying shares, (ii) the exercise price of the option, (iii) the current risk-free interest rate, (iv) the time to expiration of the option and (v) the volatility of the underlying shares. The first four variables are readily obtainable, with volatility being the only variable that has to be estimated. The company estimates the volatility of the underlying shares based upon the historical volatility of the company's common shares.

The compensation committee, with the approval of the board of directors of the company, may amend the 1998 Directors Compensation Plan from time to time or terminate the 1998 Directors Compensation Plan at any time without the approval of the stockholders of the company.

Pursuant to the terms of the 1998 Directors Compensation Plan, the company will continue to maintain a life insurance policy with a death benefit of $50,000 on behalf of each director of the company. In addition, group health care is available to nonemployee directors.

                                PERFORMANCE GRAPH

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

The following line graph compares the yearly percentage change in the company's cumulative total stockholder return (as measured by dividing (i) the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the price of the company's common shares at the end and the beginning of the measurement period; by (ii) the price of the common shares at the beginning of the measurement period) against the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500") and the weighted average of the NASDAQ Restaurants and Food Manufacturers Indices (restaurants are weighted 70 percent and food manufacturers 30 percent to reflect the company's business mix) for the five-year period ended April 27, 2001.


                    TOTAL CUMULATIVE SHAREHOLDER RETURN FOR
                     FIVE-YEAR PERIOD ENDING APRIL 27, 2001
                                    [GRAPH]

                      CUMULATIVE VALUE OF $100 INVESTMENT

                            1996       1997       1998       1999       2000       2001

NASDAQ Restaurant/
  Food Mfg. Peer Group  $ 100.00   $  71.10   $  82.00   $  68.10   $  60.30   $  74.20
S&P 500                 $ 100.00   $ 123.20   $ 175.60   $ 203.80   $ 211.90   $ 231.30
Bob Evans Farms, Inc.   $ 100.00   $  86.10   $ 134.00   $ 123.20   $  89.90   $ 132.50

                        PROXY STATEMENT STOCKHOLDER PROPOSALS

Each year the board of directors submits its nominations for election of directors at the annual meeting of stockholders. Other proposals may be submitted by the board of directors or stockholders for inclusion in the proxy statement for action at each year's annual meeting. Any proposal submitted by a stockholder for inclusion in the proxy statement for the fiscal 2002 annual meeting, presently scheduled for Sept. 9, 2002, must be received by the company on or before April 8, 2002. If a stockholder intends to present a proposal at the 2002 annual meeting, but has not sought the inclusion of such proposal in the company's proxy materials, such proposal must be received by the company prior to June 24, 2002, or the company's management proxies for the 2002 annual meeting will be entitled to use their discretionary voting authority should such proposal then be raised, without any discussion of the matter in the company's proxy materials.

The following stockholder proposals have been submitted for inclusion in the 2001 proxy statement. The board of directors of the company recommends that stockholders vote "AGAINST" the following stockholder proposals.



                         STOCKHOLDER PROPOSAL REGARDING
                         SALE OR MERGER OF THE COMPANY

Deborrah A. Donskov, 4569 Ravine Dr., Westerville, Ohio 43081, claiming ownership for more than one (1) year of common shares of the company with a market value in excess of $2,000 and that she will continue to hold the same through the date of the annual meeting, has submitted the following resolution and supporting statement for inclusion in this proxy statement and stated her intention to present same at the annual meeting.


                            MAXIMIZE VALUE RESOLUTION

"Resolved" that the shareholders of Bob Evans Farms, Inc. urge the Board of Directors to arrange for the prompt sale of Bob Evans Farms Inc. to the highest bidder.


                              SUPPORTING STATEMENT

The purpose of the MAXIMIZE VALUE RESOLUTION is to give all Bob Evans Farms Inc. shareholders the opportunity to send a message to the Board of Directors that they support the prompt sale of Bob Evans Farms Inc. to the highest bidder. In my opinion a strong or a majority vote by the shareholders would send a clear message to the board, of the displeasure felt over many years with regard to the return on their investment and the drastic action that needs to be taken. Even if approved by the majority of the Bob Evans Farms Inc. shares represented and entitled to vote at the annual meeting, the MAXIMIZE VALUE RESOLUTION will not be binding on the Board. The proponent however, believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth.

The prompt auction of Bob Evans Farms Inc. should be accomplished by an appropriate process that the board chooses to adopt, including the sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the board will uphold its fiduciary duties to the utmost during the process.

The proponent further believes that the resolution if adopted, the management and the board will interpret such adoption as a message from the company's stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies.


                     I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION
--------------------------------------------------------------------------------

           RESPONSE OF THE BOB EVANS FARMS, INC. BOARD OF DIRECTORS

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE ABOVE PROPOSAL FOR THE FOLLOWING REASONS:

Your board of directors strongly believes that implementation of the resolution described above would not be in the best interests of stockholders of the company and, contrary to the title of the resolution, would not maximize value to the stockholders for the following reasons:

- The board believes that approval of this resolution would cause uncertainty regarding the company's future, which would undermine confidence in the company and adversely affect the company's relationships with employees, customers and vendors. Such results could have an adverse impact on the company's ability to effectively compete in the short and long run, leading to a potential decline in revenues, profits and, in turn, stockholder value.

- The board of directors continually reviews and monitors the company's business and progress, as well as developments in the company's industries. Accordingly, the board is in the best and most informed position to evaluate and consider all of the options that may be available to the company from time to time, including if, when and under what conditions the sale of the company should be considered.

- Acting hastily to force a sale of Bob Evans Farms, Inc. at auction or otherwise to the highest bidder would restrict the board's ability to examine all strategic alternatives for increasing stockholder value.

APPROVAL OF THIS STOCKHOLDER PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK PRESENT IN PERSON OR BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING. UNLESS OTHERWISE DIRECTED, THE PERSONS NAMED IN THE ENCLOSED PROXY WILL VOTE THE COMMON SHARES REPRESENTED BY ALL PROXIES RECEIVED PRIOR TO THE ANNUAL MEETING, AND NOT PROPERLY REVOKED, EXCLUDING BROKER NON-VOTES, AGAINST THIS STOCKHOLDER PROPOSAL.



                  STOCKHOLDER PROPOSAL REGARDING ELIMINATION OF
                  STOCK OPTIONS, BONUSES AND RESTRICTED SHARES

E. Kay Mitchell, 2855 Lander Rd., Pepper Pike, Ohio 44124, claiming ownership for more than one (1) year of common shares of the company with a market value in excess of $2,000 and that she will continue to hold the same through the date of the annual meeting, has submitted the following resolution and supporting statement for inclusion in this proxy statement and stated her intention to present same at the annual meeting.


               STOCK OPTION - BONUS - RESTRICTED SHARE RESOLUTION

Resolved "that as soon as practicable, and in conformity with contractual obligations, that the board of directors will take under consideration that all members of top corporate management listed in the proxy statement as the companies chief executive officer and the other four most highly compensated executive officers no longer be remunerated with stock options, bonuses, or restricted shares.


                              SUPPORTING STATEMENT

The major rationale for offering stock options and bonuses to management is that they provide a major incentive for management to insure corporate profitability. These forms of management compensation are designed as rewards for achievement in corporate profitability and long-term growth. I believe that in many instances bonuses, options, and restricted shares are given for corporate performances, which range poor, to mediocre, to adequate profitability.

However, the essential thrust of this resolution is that those members of management that hold a significant share of company assets should NOT require additional monetary incentives as motivators to insure corporate profitability. Any reasonable individual would understand that growth and corporate profitability would directly accrue to the shareholders including the executives indicated in the resolution above. How many more motivators do they require?

In my opinion these unnecessary incentives become a raid on corporate assets and hardly meet the standards of reasonableness and fairness. I believe that compensation of this type is hardly a rationale for inducing higher levels of performance of management.

I believe those members of management who are supremely confident in their abilities to expand corporate profitability and desire greater shares in its success are always free to buy stock on the open market, taking the same risks as the common shareholder.
--------------------------------------------------------------------------------

           RESPONSE OF THE BOB EVANS FARMS, INC. BOARD OF DIRECTORS

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE ABOVE PROPOSAL FOR THE FOLLOWING REASONS:

The board strongly believes that implementation of the proposal described above would not be in the best interests of the stockholders of the company for the following reasons:

- The company's executive compensation program must be competitive, allowing the company to attract and retain talented, experienced executives to lead the company in the competitive environment in which it operates. The elimination of stock options and bonuses would jeopardize this goal.

- Bonuses and long-term incentives such as stock options align the financial interests of the company's executive officers with those of its stockholders by tying the compensation received to the performance of the company and the value of the company's common stock. For example, with a typical stock option, the share price of the company's common stock must increase for the stock option to have any value at all.

- An alternative compensation program likely would result in a greater cost to the company because it would require a higher level of cash compensation to replace the current levels of performance-based incentive compensation.

In summary, the board of directors strongly believes that the company and its stockholders are best served by an executive compensation program that includes performance-based bonuses and long-term incentive compensation components that are directly tied to the performance of the company and the value of the company's common stock. Even if this resolution is approved by the stockholders, as a matter of law it will not be binding on the board of directors, and the board will still be required to consider whether a change in the present system of compensating executive officers is in the best interests of the company.

APPROVAL OF THIS STOCKHOLDER PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK PRESENT IN PERSON OR BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING. UNLESS OTHERWISE DIRECTED, THE PERSONS NAMED IN THE ENCLOSED PROXY WILL VOTE THE COMMON SHARES REPRESENTED BY ALL PROXIES RECEIVED PRIOR TO THE ANNUAL MEETING, AND NOT PROPERLY REVOKED, EXCLUDING BROKER NON-VOTES, AGAINST THIS STOCKHOLDER PROPOSAL.

                  STOCKHOLDER PROPOSAL REGARDING ELIMINATION OF
                         CLASSIFIED BOARD OF DIRECTORS

Larry Wolf, 227 Elm Ave., Wyoming, Ohio 45215-4347, claiming ownership for more than one (1) year of common shares of the company with a market value in excess of $1,000 and that he will continue to hold the same through the date of the annual meeting, has submitted the following resolution and supporting statement for inclusion in this proxy statement and stated his intention to present same at the annual meeting.

                     ELIMINATE CLASSIFIED BOARD OF DIRECTORS

Resolved, that the stockholders of Bob Evans Farms, Inc. request the board of directors take the necessary steps, in accordance with state law to declassify the board of directors so all directors are elected annually, such declassification to be affected in a manner that does not affect the unexpired terms of directors previously elected.

                              SUPPORTING STATEMENT

Our stock is down 18 percent for 2001 through the first quarter. Since the end of 1991 the price of a share of BOBE has increased one dollar and twelve cents. Your return for being a loyal shareholder for almost ten years is less than one percent annualized.

Declassifying the board means each member of the board faces annual review by you, the shareholders and owners of the company. A declassified board is good corporate governance. A declassified board increases the accountability of the board to the shareholders.

Our resolution to declassify the board of directors has received tremendous shareholder support.

This is the year to declassify the board of directors. Your votes and phone calls are critical. A "YES" vote is a vote for strong corporate governance and accountability. A "YES" vote sends a message shareholders are not happy with Bob Evans Farms long-term performance. Remember a vote to "abstain" is the same as voting "no" to declassify the board of directors. Every "YES" vote is important.

                     I URGE YOUR SUPPORT FOR THIS RESOLUTION
--------------------------------------------------------------------------------
            RESPONSE OF THE BOB EVANS FARMS, INC. BOARD OF DIRECTORS

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE ABOVE PROPOSAL FOR THE FOLLOWING REASONS:

In 1985, an overwhelming majority of the company's stockholders voted to divide the company's board of directors into three classes. The classification of the board of directors is a common practice that has been adopted by numerous public companies. Your board of directors believes that a classified board remains appropriate for the following reasons:

- Each year at the company's annual meeting, one-third of the directors of the company stand for election. This provides stockholders an effective means to communicate their views on the performance of the company and the performance of the directors.

- Classification of the board of directors promotes greater continuity of experience among board members because approximately two-thirds of the directors remain in office each year. Board members who have experience and familiarity with the business affairs and operations of the company are better suited to make long-term strategic decisions for the company, and the board believes that this will contribute to the creation of long-term value for stockholders.

- A classified board helps protect stockholders in the event that the company is involved in a hostile takeover transaction by increasing the likelihood that the parties seeking control of the company will negotiate with the company, thus better safeguarding and maximizing the stockholders' financial interests in the company.

Even if this resolution is approved by the stockholders, as a matter of law it will not be binding on the board of directors, and the board will still be required to consider whether a change in the present system of electing directors is in the best interests of the company.

APPROVAL OF THIS STOCKHOLDER PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK PRESENT IN PERSON OR BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING. UNLESS OTHERWISE DIRECTED, THE PERSONS NAMED IN THE ENCLOSED PROXY WILL VOTE THE COMMON SHARES REPRESENTED BY ALL PROXIES RECEIVED PRIOR TO THE ANNUAL MEETING, AND NOT PROPERLY REVOKED, EXCLUDING BROKER NON-VOTES, AGAINST THIS STOCKHOLDER PROPOSAL.

                  INFORMATION CONCERNING INDEPENDENT AUDITORS

Ernst & Young LLP, which has served as independent auditors for the company since 1980, has been selected by the company to serve in that capacity for fiscal 2002. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                  REPORTS TO BE PRESENTED AT THE ANNUAL MEETING

The company's annual report for the fiscal year ended April 27, 2001, which contains financial statements for such fiscal year and the signed report of Ernst & Young LLP, independent auditors, with respect to such financial statements, will be presented at the annual meeting. The annual report is not to be regarded as proxy soliciting material, and management of the company does not intend to ask, suggest or solicit any action from the stockholders with respect to such report.


                                  OTHER MATTERS

As of the date of this proxy statement, the only business which management intends to present at the annual meeting consists of the matters set forth in this proxy statement. Management knows of no other matters to be brought before the annual meeting by any other person or group. If any other matters should properly come before the annual meeting, or any adjournment(s) thereof, the proxy holders will vote thereon in their discretion, in accordance with their best judgment in light of the conditions then prevailing. All proxies received duly executed and not properly revoked will be voted.

You are requested to vote by either calling the toll-free number on the proxy card; visiting the www.proxyvote.com Web site as indicated on the proxy card; or signing and dating the enclosed proxy card and mailing it promptly in the enclosed envelope. If you later desire to vote in person, you may revoke your proxy, either by written notice delivered to the company or in person at the annual meeting.

                                             By Order of the Board of Directors,

                                             /s/ Stewart K. Owens

                                             Stewart K. Owens
                                             Chairman of the Board and
                                             Chief Executive Officer

                                   APPENDIX A
                             BOB EVANS FARMS, INC.
                         CHARTER OF THE AUDIT COMMITTEE
                             APPROVED FEB. 6, 2001
--------------------------------------------------------------------------------

I.       AUDIT COMMITTEE PURPOSE

                  The audit committee is appointed by the board of directors to assist the board in fulfilling its oversight responsibilities. The audit committee's primary duties and responsibilities are to:
                  - Monitor the integrity of the company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.
                  -  Monitor the independence and performance of the company's independent auditors and internal auditing function.
                  -  Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the board of directors.

                  The audit committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the company. The audit committee has the ability to retain, at the company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.      AUDIT COMMITTEE COMPOSITION AND MEETINGS

                  Audit committee members shall meet the requirements of the NASDAQ Exchange. The audit committee shall be comprised of three or more directors as determined by the board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgement. All members of the audit committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements. At least one member of the audit committee shall have past employment experience in finance and accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member's sophistication.

                  Audit committee members shall be appointed by the board on recommendation of the nominating committee. If an audit committee chair is not designated or present, the members of the audit committee may designate a chair by majority vote of the audit committee membership.

                  The audit committee shall meet at least three times annually, or more frequently as circumstances dictate. The audit committee chair shall prepare and/or approve an agenda in advance of each meeting. The audit committee should meet privately in executive session at least annually with management, the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the audit committee or any of these group believe should be discussed. In addition, the audit committee, or at least its chair, should communicate with management and the independent auditors quarterly to review the company's financial statements and significant findings based upon the independent auditors' limited review procedures.

III.     AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

                  Review Procedures
                  -----------------

                  1. Review and reassess the adequacy of this charter at least annually and recommend any changes to the board of directors. Submit the charter to the board of directors for approval and have this charter filed at least once every three years in accordance with the regulations promulgated by the SEC.

 2. Review and discuss with management and independent auditors significant issues regarding accounting principles, practices, and judgements.

 3. In consultation with management, the independent auditors, and the internal auditors, consider the integrity of the company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

 4. Review and discuss with financial management, the board of directors and the independent auditors the company's financial statements, including without limitation quarterly financial results prior to the release of earnings. Discuss any significant changes to the company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS No. 61. The chair of the audit committee may represent the entire audit committee for purposes of this review.

Independent Auditors
--------------------

 1. The independent auditors are ultimately accountable to the audit committee and the board of directors, as representative of the company's stockholders. As such, the audit committee and the board of directors shall have the ultimate authority and responsibility to select, evaluate and, when appropriate, replace the independent auditors, subject to any required stockholder approval. The audit committee shall review the independence and performance of the independent auditors and annually recommend to the board of directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

 2. The audit committee shall approve the fees and other significant compensation to be paid to the independent auditors.

 3. On an annual basis, the audit committee should review and discuss with the independent auditors all significant relationships they have with the company that could impair the auditors' independence, including receipt from the independent auditors of a formal written statement delineating all relationships between the auditors and the company, consistent with Independence Standard Board No. 1. The audit committee will actively engage in dialogue with the independent auditors with respect o t any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and will take, or recommend that the board of directors take, appropriate action to oversee the independence of the independent auditors.

 4. The audit committee shall review the independent auditors' audit plan and discuss the scope, staffing, locations at which on-site audits should be conducted, reliance upon management, and internal audit and general audit approaches.

 5. Prior to releasing the year-end earnings, the audit committee shall discuss the results of the audit with the independent auditors. The audit committee shall discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS No. 61.

 6. The audit committee shall consider the independent auditors' judgements about the quality and appropriateness of the company's accounting principles as applied in its financial reporting.

 Internal Audit Function, Legal Compliance and Information Systems
 -----------------------------------------------------------------

The Audit Committee shall:

 1. Review the budget, audit plan, changes in audit plan, activities, organizational structure, and qualifications of the internal audit function as needed.

 2. Recommend to the board of directors that the company's audited financial statements should be included in the company's annual report on Form 10-K.

 3. Review the appointment, performance and replacement of the internal audit function.

 4. Review significant reports prepared by the internal audit function together with management's response and follow-up to these reports.

 5. At every meeting, review with management, any legal matters that could have a significant impact on the organization's financial statements, the company's compliance with applicable laws and regulations, and any inquiries received from regulators or governmental agencies.

 6. Review periodically the status of the company's information systems. Annually review overall information systems project plans.

Overall Audit Committee Responsibilities
----------------------------------------

 1. Annually prepare a report to stockholders as required by the SEC. The report should be included in the company's annual proxy statement. File this charter as an appendix to the company's proxy statement at least once every three years.

 2. Maintain minutes of meetings and report to the board of directors on significant results of the foregoing activities.

                                   BOB EVANS
                                    FARMS(R)

                             3776 SOUTH HIGH STREET
                               COLUMBUS, OH 43207

Aug. 6, 2001

Dear Stockholders.

We look forward to seeing you at the 2001 Bob Evans Farms annual meeting of stockholders ON MONDAY, SEPT. 2001. AT THE SOUTHERN THEATRE IN COLUMBUS,
OHIO AT 9 A.M. Beginning at 8 a.m., officers of the company will be available to talk with you, and juice, coffee and pastries will be available.

This new venue will offer us the opportunity to focus on our business, as well as provide better audio-visual presentations. The business meeting will allow us to discuss the opportunities and challenges facing our company, as well as share the strategies we are embracing for long-term growth and review our fiscal 2001 results - which include the company topping $1 billion in sales for the first time.

Whether or not you are able to join us at the meeting, I do hope you will take the time to vote your proxy. There are instructions on the back of this card for voting by Internet, phone or mail. You will notice that the board of directors is asking for your support in the re-election of class III directors and asking you to vote against the three stockholder proposals as we do not feel they are in the best interest of the company nor the stockholders.

Again, we hope you can join us on Sept. 10.

Sincerely,

/s/ Stewart K. Owens

Stewart K. Owens
Chairman of the Board and
Chief Executive Officer



TO VOTE. MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                 BOBEVS                KEEP THIS PORTION FOR YOUR RECORDS
------------------------------------------------------------------------------------------------------------------------------------
                                     THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.        DETACH AND RETURN THIS PORTION ONLY

BOB EVANS FARMS. INC.

Proxy for annual meeting of stockholders to be held on Sept. 10. 2001. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS.

  YOUR BOARD RECOMMENDS YOU VOTE "FOR" ALL NOMINEES.

                                                                     FOR  WITHHOLD  FOR ALL   To withhold authority to
  DIRECTORS                                                          ALL     ALL    EXCEPT    vote, mark "For All Except"
  1.  Election of three class Ill directors to serve for terms of    [_]     [_]     [_]      on the line below and write
      three years each: 01) Daniel E. Evans, 02) Michael J. Gasser,                           the nominee's number
      03) E.W. (Bill) Ingram III
                                                                                              --------------------------------------


  YOUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE "AGAINST" STOCKHOLDER
  PROPOSAL 2, STOCKHOLDER PROPOSAL 3 AND STOCKHOLDER PROPOSAL 4 BELOW.                       FOR         AGAINST         ABSTAIN

  STOCKHOLDER PROPOSALS

  2. Adoption of me stockholder proposal to arrange for the prompt sale
     of the company to the highest bidder                                                    [_]           [_]             [_]

  3. Adoption of the stockholder proposal to eliminate awards of stock
     options, bonuses and restricted stock to top executives                                 [_]           [_]             [_]

  4. Adoption of the stockholder proposal to declassify the company's
     board of directors                                                                      [_]           [_]             [_]

  THE UNDERSIGNED STOCKHOLDER(S) AUTHORIZE THE PROXIES TO VOTE UPON SUCH OTHER
  MATTERS (NONE KNOWN AT THE TIME OF SOLICITATION OF THIS PROXY) AS MAY PROPERLY
  COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) THEREOF IN THEIR
  DISCRETION.

  The undersigned hereby acknowledge(s) receipt of the notice of the annual meeting of stockholders, dated Aug. 6, 2001; the enclosed proxy statement; and the annual report of the company for the fiscal year ended April 27, 2001.

    ----------------------------------------                           ----------------------------------------

    Signature (PLEASE SIGN WlTHIN BOX)  Date                           Signature (Joint Owners)            Date
    ----------------------------------------                           ----------------------------------------

    VOTE BY PHONE -1-800-490-6903
    Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit control number which is located on the reverse side and then follow the simple instructions the Proxy Voting Service provides you.

    VOTE BY INTERNET -www.proxyvote.com
    Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the Web site. You will be prompted to enter your 12-digit control number which is located on the reverse side to obtain your records and create an electronic proxy voting instruction form.

    VOTE BY MAIL
    Indicate your vote, sign your name as it appears on this card and date on the reverse side and return it in the postage-paid envelope we've provided or return to Bob Evans Farms, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. Proxies must be received by midnight, Sept. 9, 2001.

                                                                  BOBEVB
--------------------------------------------------------------------------------

The stockholder(s) of Bob Evans Farms, Inc. (the "company"), identified on this card, appoint(s) Steward K. Owens and Donald J. Radkoski as the proxies of such stockholders(s), with full power of substitution, and attend the annual meeting of stockholders of the company to be held at the Southern Theatre, 21 E. Main St., Columbus, Ohio 43215, on Monday, Sept. 10, 2001 at 9 a.m., Eastern Daylight Time and any adjournment, and to vote all of the shares of common stock which such stockholders(s) is/are entitled to vote at the annual meeting or any adjournment(s) thereof.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BOB EVANS
                                   FARMS, INC.

You may vote using any of the above-mentioned methods. When signing as attorney, executor, administrator trustee or guardian, please give full title as such. If a signer is a corporation, please sign the full corporate name by authorized officer. Joint owners should both sign. Also, please note any change of address on the proxy card.

VOTES WILL BE COUNTED AS FOLLOWS: WHERE A CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS INDICATED ON THE REVERSE SIDE OF THIS CARD, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED (I) FOR THE ELECTION FOR THE NOMINEES LISTED IN PROPOSAL NO. 1 AS DIRECTORS OF THE COMPANY; (II) AGAINST PROPOSAL NO. 2 TO ARRANGE FOR THE PROMPT SALE OF THE COMPANY TO THE HIGHEST BIDDER; (III) AGAINST PROPOSAL NO. 3 TO ELIMINATE AWARDS OF STOCK OPTIONS, BONUSES AND RESTRICTED STOCK TO TOP EXECUTIVES; AND (IV) AGAINST PROPOSAL NO. 4 TO DECLASSIFY THE COMPANY'S BOARD OF DIRECTORS. IF PRIOR PROXIES HAVE BEEN SUBMITTED FOR THE SAME SHARES REPRESENTED BY THIS CARD, THIS PROXY WILL REPLACE EARLIER PROXIES.

IF SHARES OF COMMON STOCK OF THE COMPANY ARE ALLOCATED TO THE ACCOUNT OF THE STOCKHOLDER IDENTIFIED ON THIS CARD UNDER THE BOB EVANS FARMS, INC. AND AFFILIATES 401K RETIREMENT PLAN (THE "401K PLAN"), THEN SUCH STOCKHOLDER, AS A NAMED FIDUCIARY UNDER THE TERMS OF THE 401K PLAN, HEREBY DIRECTS STATE STREET BANK AND TRUST COMPANY, THE TRUSTEE OF THE 401K PLAN (THE "TRUSTEE"), TO VOTE
(I) ALL OF THE SHARES OF COMMON STOCK OF THE COMPANY ALLOCATED TO SUCH STOCKHOLDER'S ACCOUNT UNDER THE 401K PLAN AND (II) THE PORTION OF THE SHARES OF COMMON STOCK ALLOCATED TO ACCOUNTS OF PARTICIPANTS IN THE 401K PLAN FORM WHOM VOTING INSTRUCTIONS HAVE NOT BEEN RECEIVED ("UNVOTED SHARES"), IN ACCORDANCE WITH INSTRUCTIONS GIVEN HEREIN AT THE ANNUAL MEETING AND ANY ADJOURNMENT, ON THE MATTERS SET FOURTH ON THE REVERSE SIDE. YOUR INSTRUCTIONS TO THE TRUSTEES ARE CONFIDENTIAL. IF NO INSTRUCTIONS ARE GIVEN, THE SHARES ALLOCATED TO SUCH STOCKHOLDER'S ACCOUNT IN THE 401K PLAN, AS WELL AS UNALLOCATED SHARES AND OTHER UNVOTED SHARES, WILL BE VOTED BY THE TRUSTEE IN THE SAME PROPORTION AS THE SHARES WHICH OTHER 401K PLAN PARTICIPANTS HAVE PROVIDED VOTING INSTRUCTIONS TO THE TRUSTEE.